U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549
____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 10, 2009

EMERITUS CORPORATION
(Exact name of registrant as specified in charter)

Washington	1-14012	91-1605464
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121
(Address of principal executive offices) (Zip Code)

(206) 298-2909
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On December 10, 2009, Emeritus Corporation ("Emeritus" or the "Company") entered into a First Amendment to Master Lease with National Health Investors, Inc. ("NHI"), effective as of December 1, 2009, amending the Master Lease dated October 13, 2009 between the Company and NHI with respect to the lease of eight senior living communities (collectively, the "Lease Agreement").  The communities, located in Arizona, South Carolina and Tennessee, consist of approximately 258 assisted living units, 66 memory care units, and 12 independent living cottages (each, a "Facility" and collectively, the "Facilities").

The Lease Agreement has an initial term of 15 years with two available extension options of five years each.  The initial term is expected to commence on January 1, 2010 upon the issuance to the Company of licenses to operate the Facilities.  The Lease Agreement also contains a purchase option for the properties exercisable beginning on the first day of the eleventh year of the initial lease term and expiring on the last day of the initial lease term.  The purchase option price is calculated at a base price of either $37.5 million or $38.5 million, depending on the fair market value of the Facilities at the time of exercise, plus 50% of the amount, if any, by which the fair market value of the Facilities on the date of exercise exceeds the base price, less any adjustments provided for in the Lease Agreement.

The annual lease payments begin at $3.4 million and increase through the initial lease term on each anniversary date of the effectiveness of the Lease Agreement in accordance with a fixed schedule ranging from 2.0% to 4.05% of the prior year lease amount, and by 3.0% per year over the optional extended terms.  The Company and NHI have agreed to fund capital expenditures for the Facilities totaling $1.5 million, $750,000 to be funded by Emeritus and $750,000 to be funded by NHI, which NHI funding will be added to the lease basis in determining future annual rents.  It is expected that the $1.5 million in capital expenditures will be funded in year one of the initial term of the lease.  Minimum capital expenditures are set at $350 per unit per year for the first five years of the initial term, $450 per unit for the next five years, and $550 per unit thereafter, including any extended terms (the "Targeted Expenditure Amounts").  Any capital expenditures by Emeritus in excess of the Targeted Expenditure Amounts for the immediately preceding two year period, including the agreed Emeritus funding of $750,000, may be applied to the then current year minimum requirement.

The Lease Agreement contains a rent coverage ratio requirement of 1.0 to 1.0 in the first year, 1.15 to 1.0 in years two through five, and 1.25 to 1.0 thereafter.  In the event the rent coverage ratio is not achieved, the Lease Agreement provides for a cure by the Company depositing funds with NHI equal to the shortfall.  Such deposit can be refunded upon the future achievement of the required rent coverage ratio.  The Lease Agreement also contains events of default typically provided in a lease agreement of this nature, including, but not limited to, non-payment of rents, the Company's filing of a petition in bankruptcy or the Company's adjudication as bankrupt, and default on any other agreement between the Company and NHI.

The Company expects this lease to be treated as a capital lease with a capital lease asset of approximately $37.5 million depreciated on a straight-line basis over the initial lease term of 15 years, and a capital lease obligations of $37.5 million amortized over the initial lease term at a rate of approximately 7.1%.

As security for the Company's lease payments and other obligations arising under the Lease Agreement, the Company has granted NHI a first priority security interest in its personal property, accounts, general intangibles, contract rights and healthcare insurance receivables arising from the operation of each Facility.

A press release announcing the Lease Agreement is attached hereto as Exhibit 99.1.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.                                Description

99.1	Press Release dated December 14, 2009, entitled Emeritus Announces Lease Acquisition of Eight Senior Living Communities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

December 14, 2009		EMERITUS CORPORATION

	By:	/s/ Raymond R. Brandstrom
Raymond R. Brandstrom, Executive Vice President—
Finance, Chief Financial Officer, and Secretary

INDEX TO EXHIBITS

Exhibit No.                                Description

99.1	Press Release dated December 14, 2009, entitled Emeritus Announces Lease Acquisition of Eight Senior Living Communities.